Exhibit 99.1

December 11, 2024

Dear Valued Shareholder:

As you may be aware, Enterprise Bancorp, Inc. (“Enterprise”) has entered into an Agreement and Plan of Merger, dated December 8, 2024, which provides for the merger of Enterprise with and into Independent Bank Corp. (“Independent”), the parent company of Rockland Trust Company, with Independent surviving the merger.

In anticipation of the potential merger with Independent, we have determined to suspend our Enterprise Bancorp, Inc. Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”), effective December 9, 2024 (the “Suspension Date”). Accordingly, no purchases of Enterprise common stock under the Plan can be made after December 9, 2024.

Any dividends generated after the Suspension Date, if any, will not be reinvested in accordance with the Full Dividend Reinvestment or Partial Dividend Reinvestment provision of the Plan. Instead, all such dividends, if any, will be paid in cash to you until further notice.

Any checks or other funds received by Computershare Trust Company, N.A. from Plan participants after the Suspension Date for optional cash investments will be returned without interest. If you participate in the automatic investment feature of the Plan, no further deductions from your bank accounts will be made after the Suspension Date.

From the Suspension Date, until the closing date of the potential merger at which time the Plan will be terminated, all other features of the Plan will operate normally as set forth in the Plan.

If you have questions regarding this notice, or need more information, please call Lauren Adie at 978-656-5584 or Keri Ames at 978-656-5767.

Sincerely,

Joseph R. Lussier
Executive Vice President, Treasurer
and Chief Financial Officer
Enterprise Bancorp, Inc.

Exhibit 99.1

Important Additional Information:

In connection with the proposed transaction, Independent Bank Corp. (“Independent”) will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement for a special meeting of Enterprise Bancorp’s, Inc.’s (“Enterprise”) shareholders to approve the proposed transaction and that will also constitute a prospectus for the Independent Bank Corp. common stock that will be issued in the proposed transaction. BEFORE MAKING ANY INVESTMENT DECISIONS, INVESTORS AND SHAREHOLDERS OF INDEPENDENT AND ENTERPRISE ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A copy of the definitive proxy statement/prospectus, as well as other filings containing information about Independent and Enterprise, can be obtained without charge, at the SEC’s website (https://www.sec.gov/) or at the “Investor Relations” section of Independent’s website, www.rocklandtrust.com, under the heading “SEC Filings” and in the “Investor Relations” section of Enterprise’s website, www.enterprisebanking.com, under the heading “SEC Filings”. Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Independent Investor Relations, 288 Union Street, Rockland, Massachusetts 02370, telephone (774) 363-9872 or to Enterprise Investor Relations, 222 Merrimack Street in Lowell, Massachusetts 01852, Attention: Corporate Secretary, telephone (978) 656-5578. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Enterprise shareholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC.